Message from our CEO

Van A. Dukeman, President & CEO

July 22, 2008 – Urbana, IL

First Busey Corporation’s (Nasdaq: BUSE) consolidated net income for the quarter ended June 30, 2008 was $4.6 million, or $0.13 per fully-diluted share, compared to $7.9 million, or $0.37 per fully-diluted share, for the same period in 2007. Year-to-date consolidated net income was $14.6 million, or $0.41 per fully-diluted share, compared to $15.6 million, or $0.72 per fully-diluted share, in the same period of 2007. We recorded a $12.3 million provision for loan losses during the second quarter, which represents a $0.21 per fully-diluted share charge.

The loan loss provision recorded during the second quarter is the result of our efforts to continue to identify the issues within our loan portfolio. Our management team has worked diligently to identify the problem and potential problem credits in our loan portfolio and, subsequently meet with these customers to assess the current situation and future plans. Currently, we believe to have a solid understanding of the risk in our loan portfolio. The largest portion of the risk in our loan portfolio resides in the southwest Florida market, which makes up approximately 25% of our total loan portfolio. The downstate Illinois economy, while somewhat weaker than two years ago, is holding up relatively well due to its stable academic, agricultural and healthcare employment base. However, in this weak economic environment, we have unidentified risks within the portfolio that will arise if the economic downturn continues to expand its reach, both geographically and into new industries. As known risks elevate and new risks are identified within our loan portfolio, we will make the appropriate adjustments to our allowance for loan losses.

The entire financial/ banking industry is facing tough times due to the economic downturn. Weakness in a bank’s loan portfolio is a primary symptom of an economic downturn. The known and expected further weakness in banks’ loan portfolios has led to the entire sector experiencing sharp declines in stock prices. The Busey stock price has paralleled this industry trend.

Our balance sheet and diversified business lines continue to be a source of strength. We continue to be well capitalized under regulatory standards and will pay our third $0.20 dividend of 2008 on July 25, 2008. Our investment portfolio is sound, closing June 2008 in a net unrealized gain position. Busey Wealth Management and FirsTech, our payment processing subsidiary, continue to provide a diversified earnings stream.

Corporate Profile

First Busey Corporation is a $4.3 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. As of June 30, 2008, Busey Bank had total assets of $3.8 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with nine banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $459.2 million as of June 30, 2008.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of June 30, 2008, Busey Wealth Management had approximately $3.9 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Our Board of Directors and management team remains confident we will emerge from this economic downturn a stronger company. Our management team is doing everything we believe necessary to address issues as they arise. The more timely we address the issues facing us during this economic downturn, the better positioned we will be to take advantage of opportunities as the economy begins to stabilize and, ultimately, turn around.

Busey’s commitment to outstanding customer service, coupled with our management team’s efforts to address the symptoms of this economic environment, we believe will position your company for a bright future. As always, we welcome your questions and comments.

SELECTED FINANCIAL HIGHLIGHTS
(amounts in thousands, except ratios and per share data)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
EARNINGS & PER SHARE DATA
Net income	$4,591	$10,004	$7,864	$14,595	$15,600
Basic earnings per share	$0.13	$0.28	$0.37	$0.41	$0.73
Weighted average shares of
common stock outstanding	35,824	35,949	21,470	35,887	21,464
Fully—diluted earnings per share	$0.13	$0.28	$0.37	$0.41	$0.72
Weighted average shares of common stock and
dilutive potential common shares outstanding	35,931	36,130	21,510	36,031	21,526
Market price per share at period end	$13.22	$21.12	$19.99
Price to book ratio	92.13%	144.96%	223.85%
Price to earnings ratio[1]	25.42	18.69	13.51	16.12	13.79
Cash dividends paid per share	$0.20	$0.20	$0.18	$0.40	$0.41
Book value per share	$14.35	$14.57	$8.93
Tangible book value per share	$6.56	$6.77	$6.25
Common shares outstanding	35,787	35,858	21,467
AVERAGE BALANCES
Assets	$4,235,000	$4,196,079	$2,471,750	$4,214,780	$2,472,547
Investment securities	590,737	625,479	330,730	608,041	332,834
Gross loans	3,141,541	3,056,701	1,957,427	3,099,121	1,953,355
Earning assets	3,733,761	3,693,418	2,297,944	3,713,522	2,297,342
Deposits	3,200,098	3,230,782	1,993,273	3,215,248	1,994,556
Interest—bearing liabilities	3,289,370	3,253,477	2,035,871	3,271,299	2,034,576
Stockholders’ equity	517,936	521,701	189,061	519,418	187,201
PERIODIC FINANCIAL DATA
Tax equivalized net interest income	$32,133	$31,858	$20,113	$63,991	$39,887
Gross loans	3,166,705	3,131,878	1,982,802
Allowance for loan losses	48,579	42,924	24,135
PERFORMANCE RATIOS
Return on average assets[1]	0.44%	0.96%	1.28%	0.70%	1.27%
Return on average equity[1]	3.57%	7.71%	16.68%	5.65%	16.80%
Net interest margin[1]	3.46%	3.47%	3.51%	3.47%	3.50%
Net interest spread	3.13%	3.07%	3.05%	3.10%	3.04%
Efficiency ratio[2]	56.46%	59.17%	52.68%	57.81%	53.88%
Non—interest revenue as a % of total revenues[3]	30.68%	30.49%	26.17%	30.59%	25.61%
Allowance for loan losses to loans	1.53%	1.37%	1.22%
Allowance as a percentage of non—performing loans	82.84%	134.29%	232.25%
Ratio of average loan to average deposits	98.17%	94.61%	98.20%	96.39%	97.93%
Ratio of tangible capital to tangible assets	5.88%	6.11%	5.49%
ASSET QUALITY
Net charge—offs	$6,645	$1,786	$203	$8,431	$433
Non—performing loans	58,641	31,964	10,392
Other non—performing assets	3,096	2,476	1,817
[1] Quarterly ratios annualized
[2] Net of security gains and amortization
[3] Net of interest expense, excludes security gains

Net Income by Segment	QTD	QTD	%	YTD	YTD	%
(dollars in thousands)	6/30/2008	3/31/2008	Change	6/30/2008	6/30/2007	Change
Consolidated	$4,591	$10,004	(54.11)	$14,595	$15,600	(6.44)
Busey Bank	6,395	11,602	(44.88)	17,997	16,018	12.35
Busey Bank, N.A.	(2,002)	(1,047)	(91.21)	(3,049)	642	(574.92)
Busey Wealth Management	871	446	95.29	1,317	1,164	13.14
FirsTech	703	629	11.76	1,332	—	—

Net income information reflects reported earnings for prior periods. The pro forma effects of the merger with Main Street are not reflected in the June 30, 2007 net income data. The provision for loan losses is the primary reason net income is down at Busey Bank and Busey Bank, N.A. quarter over quarter. YTD June 30, 2008 for Busey Bank and Busey Wealth Management net income reflects the increase from the merger with Main Street. Busey Bank’s increase YTD June 30, 2008 over the same period in the prior year is due to the merger with Main Street Bank & Trust, offset by the $9.2 million, pre-tax, of provision for loan losses recorded during 2008.

Loan Portfolio Quality
(dollars in thousands)
	Balance	YTD	YTD	Balance	Balance
Allowance for Loan Losses	12/31/2007	Provision	Charge Offs, Net	6/30/2008	3/31/2008
Busey Bank	$35,796	$9,150	$(4,226)	$40,720	$35,791
Busey Bank, N.A.	6,764	5,300	(4,205)	7,859	7,133
	$42,560	$14,450	$(8,431)	$48,579	$42,924

	Balance	IL / IN	FL	Commercial	Retail	Balance
Non-Accrual Loans	6/30/2008	6/30/2008	6/30/2008	6/30/2008	6/30/2008	3/31/2008
Busey Bank	$39,032	$13,607	$25,425	$37,098	$1,934	$12,704
Busey Bank, N.A.	14,123	—	14,123	6,329	7,794	13,947
	$53,155	$13,607	$39,548	$43,427	$9,728	$26,651
2008 Charge—offs on Non—Accrual Loans
Busey Bank	$10,520	$5,520	$5,000	$10,053	$467	$7,592
Busey Bank, N.A.	5,482	—	5,482	1,943	3,539	2,917
	$16,002	$5,520	$10,482	$11,996	$4,006	$10,509
Specific Allocation of ALL
Busey Bank	$7,283	$2,833	$4,450	$7,233	$50	$1,040
Busey Bank, N.A.	1,112	—	1,112	100	1,012	690
	$8,395	$2,833	$5,562	$7,333	$50	$1,040
90 + Days Past Due
Busey Bank	$5,032	$5,032	$—	$2,588	$2,444	$5,087
Busey Bank, N.A.	454	—	454	149	305	227
	$5,486	$5,032	$454	$2,737	$2,749	$5,314

Non-performing loans increased $26.7 million primarily related to increased non-accrual loans. Busey Bank’s non-accrual loans increased $26.3 million due primarily to loans to two different customers in its Florida loan production office that totaled $23.8 million at June 30, 2008. We have charged off $2.0 million and have $4.2 million of specific allowance allocated to these loans.

Overall, Busey Bank has charged off $10.5 million of its non-accrual loans during 2008. Charge offs reduce the reported principal of the balance of the loan, whereas, a specific allocation of allowance for loan losses (ALL) does not reduce the reported principal balance of the loan. Non-accrual loans are reported net of charge-offs, but gross of related specific allocations of ALL.

Our ALL as a percentage of non-performing loans has decreased below 100% due to the $16.0 million of charge-offs taken during 2008. As loan balances are charged off to reflect the loss we expect upon final resolution of the loan collection process, no additional allowance is necessary to cover the expected loss related to that loan. Certain loans will have amounts charged off and a specific allocation of ALL assigned to the loan. In this case, we expect a loss, but a reasonable possibility exists the loss will not be as large as we estimate. Therefore, the known loss is charged off and the remaining potential loss is assigned a specific allocation of ALL.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,
	2008	2008	2007	2007
Assets
Cash and due from banks	$124,639	$123,068	$125,228	$56,104
Federal funds sold	—	—	459	14,100
Investment securities	580,891	600,953	610,422	323,201
Net loans	3,118,126	3,088,954	3,010,665	1,958,667
Premises and equipment	82,198	81,269	80,400	41,328
Goodwill and other intangibles	278,835	279,982	280,487	57,623
Other assets	80,742	77,596	85,264	49,173
Total assets	$4,265,431	$4,251,822	$4,192,925	$2,500,196

Liabilities & Stockholders’ Equity
Non—interest bearing deposits	$376,452	$395,115	$389,672	$230,595
Interest—bearing deposits	2,797,511	2,853,193	2,817,526	1,813,142
Total deposits	$3,173,963	$3,248,308	$3,207,198	$2,043,737

Federal funds purchased & securities
sold under agreements to repurchase	217,734	142,496	203,119	52,697
Short—term borrowings	117,000	116,000	10,523	—
Long—term debt	151,910	127,910	150,910	139,825
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	36,301	39,487	36,478	17,210
Total liabilities	$3,751,908	$3,729,201	$3,663,228	$2,308,469
Total stockholders’ equity	$513,523	$522,621	$529,697	$191,727
Total liabilities & stockholders’ equity	$4,265,431	$4,251,822	$4,192,925	$2,500,196

Per Share Data
Book value per share	$14.35	$14.57	$14.58	$8.93
Tangible book value per share	$6.56	$6.77	$6.86	$6.25
Ending number of shares outstanding	35,787	35,858	36,332	21,467

Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest and fees on loans	$48,611	$36,232	$100,262	$71,747
Interest on investment securities	6,079	3,820	12,880	7,581
Other interest income	3	128	108	287
Total interest income	$54,693	$40,180	$113,250	$79,615

Interest on deposits	19,174	16,921	42,021	33,507
Interest on short-term borrowings	1,756	805	3,515	1,510
Interest on long-term debt	1,391	1,788	3,121	3,672
Junior subordinated debt owed to unconsolidated trusts	846	1,003	1,805	2,002
Total interest expense	$23,167	$20,517	$50,462	$40,691

Net interest income	$31,526	$19,663	$62,788	$38,924
Provision for loan losses	12,300	680	14,450	980
Net interest income after provision for loan losses	$19,226	$18,983	$48,338	$37,944

Fees for customer services	3,994	2,923	7,845	5,589
Trust fees	3,698	1,689	6,771	3,399
Remittance processing	3,028	—	5,975	—
Commissions and brokers’ fees	686	657	1,388	1,242
Gain on sales of loans	1,206	764	2,366	1,420
Net security gains	30	427	502	930
Other	1,343	937	3,322	1,749
Total non-interest income	$13,985	$7,397	$28,169	$14,329

Salaries and wages	11,851	6,955	23,363	13,699
Employee benefits	2,586	1,384	5,722	2,937
Net occupancy expense	2,325	1,363	4,789	2,826
Furniture and equipment expense	2,350	855	4,267	1,679
Data processing expense	1,628	482	3,316	1,016
Amortization expense	1,130	254	2,259	509
Other operating expenses	5,282	3,229	11,529	6,554
Total non-interest expense	$27,152	$14,522	$55,245	$29,220

Income before income taxes	$6,059	$11,858	$21,262	$23,053
Income taxes	1,468	3,994	6,667	7,453
Net income	$4,591	$7,864	$14,595	$15,600
Per Share Data
Basic earnings per share	$0.13	$0.37	$0.41	$0.73
Fully-diluted earnings per share	$0.13	$0.37	$0.41	$0.72
Diluted average shares outstanding	35,931	21,510	36,031	21,526